SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14C
                                 (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement


                              THE NORTH FACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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                               [North Face Logo]

                              THE NORTH FACE, INC.
                              2013 FARALLON DRIVE
                         SAN LEANDRO, CALIFORNIA 94577


                                                                   July 26, 2000

To the Stockholders of The North Face, Inc.:

      Enclosed for your consideration is certain further information that was filed with the Securities and Exchange Commission on July 26, 2000. This information relates to The North Face and to certain other items in connection with the proposed merger of a wholly-owned subsidiary of VF Corporation with and into The North Face pursuant to the merger agreement dated as of April 7, 2000, by and among The North Face, VF and VF's subsidiary. Please read the enclosed information carefully prior to the August 14, 2000 special meeting of stockholders (of which you have previously received notice) at which the proposal to approve and adopt the merger agreement will be considered.

      In addition, you may request free copies of The North Face's most recent annual report on Form 10-K and quarterly report on Form 10-Q by calling (800) 535-3331, extension 2574.


                                               By order of The North Face, Inc.
                                                     Board of Directors




San Leandro, California
July 26, 2000

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 26, 2000




                              THE NORTH FACE, INC.
               ---------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                  0-28596               94-3204082
-------------------------------     -----------         -------------
(State or Other Jurisdiction of     (Commission         (IRS Employer
         Incorporation)             File Number)       Identification No.)


          2013 Farallon Drive
        San Leandro, California                            94577
   ----------------------------------------              ----------
   (Address of Principal Executive Offices)              (Zip Code)


                                 (510) 618-3500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)





         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


================================================================================

     (a) The North Face, Inc. (the "Company") hereby announces its results of operations for its fiscal second quarter.

     For the second quarter ended June 30, 2000, net loss was $30.8 million or $2.41 per share, compared with a net loss of $7.6 million or $0.60 per share for the second quarter of 1999. Sales for the quarter declined 26% to $40.3 million versus $54.6 million in 1999.

     For the six months ended June 30, 2000, net loss was $50.2 million or $3.93 per share, compared with a net loss of $13.1 million or $1.03 per share for the six months ended June 30, 1999. For the year to date, sales declined 8% to $97.5 million, compared with $105.9 million for the prior year period.

     The decline in sales for the quarter and for the year-to-date is primarily the result of the acceleration of Fall 1999 wholesale shipments into the second quarter of 1999 due to the anticipated move of the Company's distribution center to a new facility in July 1999. Retail sales remained strong in 2000 with a 15% increase over last year's second quarter.

     Gross margins for the quarter declined from 43.8% in 1999 to 20.3% in 2000 primarily due to discounts given on liquidation sales to dispose of excess inventory, and the write-down of excess raw material inventory to its estimated realizable value.

     Operating expenses declined slightly from $34.5 million to $33.6 million for the quarter. The second quarter of 1999 included approximately $2.1 million in costs related to accounts receivable accommodations made to certain customers, as well as higher media and promotional spending than in 2000. However, the second quarter of 2000 included $2.4 million of severance, as well as $0.9 million of bank fees related to termination of the Company's credit agreement in May 2000.

                              The North Face, Inc.
                      Consolidated Statements of Operations
                     (in thousands, except per share data)
                                   (unaudited)

                                     Three Months Ended June 30     Six Months Ended June 30
                                     --------------------------     ------------------------
                                          2000          1999          2000          1999
                                          ----          ----          ----          ----
Net Sales .........................   $  40,326     $  54,596     $  97,470     $ 105,852
Cost of Sales .....................      32,153        30,681        70,267        58,590
                                      ---------     ---------     ---------     ---------
Gross Profit ......................       8,173        23,915        27,203        47,262
Gross Profit Percent ..............        20.3%         43.8%         27.9%         44.6%
Operating Expenses ................      33,615        34,529        67,472        63,829
                                      ---------     ---------     ---------     ---------
Operating Loss ....................     (25,442)      (10,614)      (40,269)      (16,567)
Interest Expense ..................      (3,361)       (1,467)       (6,726)       (2,788)
Other Expense .....................      (2,596)         (354)       (3,730)       (2,081)
                                      ---------     ---------     ---------     ---------
Loss Before Income Taxes ..........     (31,399)      (12,435)      (50,725)      (21,436)
Income Tax Expense (Benefit) ......        (604)       (4,850)         (541)       (8,360)
                                      ---------     ---------     ---------     ---------
Net Loss ..........................   $ (30,795)    $  (7,585)    $ (50,184)    $ (13,076)
                                      =========     =========     =========     =========
Net Loss Per share - Diluted ......   $   (2.41)    $   (0.60)    $   (3.93)    $   (1.03)
Weighted Average Shares Outstanding      12,757        12,726        12,755        12,707





                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)



                                                             June 30
                                                     -----------------------
                                                       2000           1999
                                                       ----           ----

Cash...........................................        $7,512         $5,946
Accounts Receivable, net.......................        31,455         64,516
Inventories....................................        82,681         71,839
Property and Equipment, net....................        28,134         32,387
Other Assets...................................         8,529         62,680
                                                     --------       --------
Total Assets...................................      $158,311       $237,368
                                                     ========       ========
Short-term Borrowings and Current Portion of
      Long-term Debt...........................          $739        $68,432
Accounts Payable and Accrued Liabilities.......        34,913         35,524
Long-term Debt.................................         1,034         13,651
Other..........................................         4,943          7,665
Due to Related Party...........................       142,490             --
Stockholders' Equity (Deficit).................       (25,808)       112,096
                                                     --------       --------
Total Liabilities and Stockholders' Equity.....      $158,311       $237,368
                                                     ========       ========

     For comparison purposes, set forth below is information from the Company's Form 10-Q for the three months ended March 31, 2000.


                              The North Face, Inc.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                    Three Months Ended March 31
                                    ---------------------------
                                         2000          1999
                                         ----          ----

Net Sales ..........................   $ 57,144     $ 51,256
Cost of Sales ......................     38,114       27,909
                                       --------     --------
Gross Profit .......................     19,030       23,347
Gross Profit Percent ...............       33.3%        45.5%
Operating Expenses .................     33,857       29,300
                                       --------     --------
Operating Loss .....................    (14,827)      (5,953)
Interest Expense ...................     (3,365)      (1,321)
Other Expense ......................     (1,134)      (1,727)
                                       --------     --------
Loss Before Income Taxes ...........    (19,326)      (9,001)
Income Tax Expense (Benefit) .......         63       (3,510)
                                       --------     --------
Net Loss ...........................   $(19,389)    $ (5,491)
                                       ========     ========
Net Loss Per share - Diluted .......   $  (1.52)    $  (0.43)
Weighted Average Shares Outstanding      12,752       12,687





                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)



                                                               March 31
                                                         ----------------------
                                                           2000          1999
                                                           ----          ----

Cash...............................................        $4,315        $5,955
Accounts Receivable, net...........................        45,205        62,555
Inventories........................................        70,393        59,621
Property and Equipment, net........................        29,557        31,947
Other Assets.......................................        12,982        58,053
                                                         --------      --------
Total Assets.......................................      $162,452      $218,131
                                                         ========      ========
Short-term Borrowings and Current Portion
     of Long-term Debt.............................      $107,158       $50,884
Accounts Payable and Accrued Liabilities...........        42,339        34,268
Long-term Debt.....................................           991         5,426
Other..............................................         6,175         7,704
Stockholders' Equity...............................         5,789       119,849
                                                         --------      --------
Total Liabilities and Stockholders' Equity.........      $162,452      $218,131
                                                         ========      ========

     (b) As disclosed in the Company's Information Statement referred to below, V.F. Corporation ("VF"), through a wholly-owned subsidiary, has advanced funds to the Company for various corporate purposes. A copy of the Demand Note pursuant to which these advances have been made is attached as Exhibit 4.1. The Demand Note is the Company's only current formal or informal financing arrangement, and the Company believes that financing from other sources would be unavailable absent credit support from VF.

     (c) On April 19, 2000, a wholly-owned subsidiary of VF commenced a tender offer for all of the outstanding shares of the Company at a purchase price of $2.00 per share pursuant to the Agreement and Plan of Merger dated as of April 7, 2000 among the Company, VF and VF's wholly owned subsidiary (the "Merger Agreement"). Pursuant to the offer, which expired on May 23, 2000, VF's wholly-owned subsidiary purchased approximately 81% of the shares of the Company outstanding on such date. In accordance with the Merger Agreement, the Company subsequently furnished to its remaining minority stockholders an information statement (the "Information Statement") relating to a stockholder's meeting at which all of the stockholders will be permitted to vote upon a proposal to approve the merger (the "Merger") of VF's subsidiary with and into the Company. Pursuant to the Merger Agreement, all of the outstanding shares of the Company (other than shares owned by VF or any of its affiliates or shares held by any stockholders of the Company who properly exercise their appraisal rights) will, upon consummation of the Merger, be converted into the right to receive $2.00 per share in cash.

     On July 18, 2000, a purported class action lawsuit was filed against the Company's directors, VF and VF's subsidiary challenging the proposed Merger. The lawsuit, styled Polacheck v. VF Corporation et al., was commenced in Delaware Chancery Court in and for New Castle County. The complaint alleges that the defendants breached their fiduciary duties owed to the minority stockholders because the Information Statement that was mailed to the minority stockholders with the notice of the stockholders' meeting allegedly omitted certain information that would allow those stockholders to decide whether to exercise their appraisal rights or accept the $2.00 per share merger consideration. Specifically, the complaint asserts that the Information Statement failed to disclose certain financial information about the Company, information regarding recent strategic decisions made by the management of the Company and information relating to loans made by VF to the Company. On July 26, 2000, the Company's directors, VF and VF's subsidiary agreed to settle the lawsuit by, among other things, distributing this Form 8-K to the Company's stockholders.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) EXHIBITS

     4.1 Demand Note dated May 24, 2000 executed by The North Face, Inc. in favor of Ring Company, a wholly-owned subsidiary of VF Corporation.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        THE NORTH FACE, INC.


Dated: July 26, 2000                    By: /s/ Daniel E. Templin
                                        --------------------------------
                                        Name: Daniel E. Templin
                                        Title: Vice President and Chief
                                                Financial Officer

                                                                     EXHIBIT 4.1

                                   DEMAND NOTE

                                                                    May 24, 2000
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, THE NORTH FACE, INC., a Delaware corporation ("Maker"), promises to pay to the order of RING COMPANY ("Ring"), a Delaware corporation, on demand, the aggregate principal amount of all advances made to Maker by Ring from time to time on or after the date hereof. The aggregate principal amount outstanding from time to time will bear interest at the rate of interest published in the Wall Street Journal Money Rates Section as the one-month London Interbank Offered Rate (LIBOR) for any date on which any principal amount is outstanding (which rate shall be applicable until the next date as of which any change in LIBOR is published) plus .75%. This interest rate may change on a daily basis. Interest on the aggregate principal amount outstanding will be computed on a basis of a year of 360 days and paid for actual days elapsed. Interest accrued through the last day of each calendar month shall be payable on the first business day of the succeeding month commencing June 1, 2000.

         If default is made in the payment of this Demand Note, Maker agrees to pay the holder all costs of collection, including but not limited to court costs and reasonable attorneys' fees.

         All advances made by Ring and all repayments of the principal thereof and interest thereon shall be recorded by Ring and, if Ring so elects in connection with any transfer of enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such advance then outstanding may be endorsed by Ring on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of Ring to make any such recordation or endorsement shall not affect the obligations of the Maker hereunder.

         This Demand Note shall be governed by and construed in accordance with the laws of the State of New York.

                                            THE NORTH FACE, INC.

                                            By: /s/ Geoffrey D. Lurie
                                               ----------------------
                                               Name: Geoffrey Lurie
                                               Title: CEO